Exhibit 2.1

AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 5, dated September 12, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).

Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024 and July 21, 2024 (the “Merger Agreement”).

WHEREAS, subject to the terms and conditions contained in the Revelyst Stock Purchase Agreement substantially in the form attached hereto as Exhibit A (the “Revelyst Stock Purchase Agreement”), Purchaser has agreed to purchase, and the Company has agreed to sell to Parent a number of shares of Outdoor Products Common Stock equal to 7.5% of the fully diluted outstanding shares of Outdoor Products Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement ) for an aggregate purchase price of $150,000,000.

WHEREAS, the Merger Agreement currently contemplates that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $24.00 (such cash amount, the “Cash Consideration”).

WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $24.00 to $28.00.

WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Section 1.01(c) of the Merger Agreement is hereby amended and restated as follows:

(c) The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) plus (ii) the number of shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement minus (iii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company, other than the shares of Outdoor Products Common Stock transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement.

2.	Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$24.00” with a reference to “$28.00”.

3.	Section 2.03(a)(i) of the Merger Agreement is hereby amended and restated as follows:

(i)
Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit, other than the shares of Outdoor Products Common Stock transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement)

4.	Section 9.03 of the Merger Agreement is hereby amended by:

a.	replacing the existing defined term “Contribution Amount” with the following definition:

“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes plus (F) the Revelyst Stock Purchase Agreement Purchase Price.

b.	adding the following definitions:

“Revelyst Stock Purchase Agreement” means the stock purchase agreement, substantially in the form attached hereto as Exhibit J, to be entered into by Parent, Company and Outdoor Products immediately prior to the Closing.”

“Revelyst Stock Purchase Agreement Purchase Price” means $150,000,000.

5.	Article VI of the Merger Agreement is hereby amended by adding a new Section 6.20 as follows:

SECTION 6.20.     Revelyst Stock Purchase Agreement.  Immediately prior to the Closing, each of Company, Outdoor Products and Parent shall execute and deliver the Revelyst Stock Purchase Agreement.

6.	The Table of Contents of the Merger Agreement shall be amended by adding a new Exhibit as follows:

Exhibit J          Revelyst Stock Purchase Agreement

7.	The Merger Agreement shall be amended by attaching Exhibit A hereto as Exhibit J to the Merger Agreement.

8.	Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
	Name:	Jason Vanderbrink
	Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
	Name:	Eric Nyman
	Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
	Name:	Eric Nyman
	Title:	Chief Executive Officer

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
	Name:	Ladislav Štorek
	Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
	Name:	Ladislav Štorek
	Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
	Name:	/s/ Ladislav Štorek
	Title:	Officer

By:	/s/ Zdeněk Jurák
	Name:	Zdeněk Jurák
	Title:	Member of the Board

Exhibit A

Revelyst Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of [●] (this “Agreement”), is entered into by and between Revelyst, Inc., a Delaware corporation (the “Issuer” or “Revelyst”), Vista Outdoor Inc., a Delaware corporation (the “Seller”), and CSG Elevate II Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement referred to below.

WHEREAS, each of the Seller, the Issuer and the Purchaser have entered into an Agreement and Plan of Merger, dated as of October 15, 2023 (as amended from time to time, the “Merger Agreement”), by and among the Seller, the Issuer, the Purchaser, CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of Purchaser, and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic; and

WHEREAS, in connection with the consummation of the Merger, the Seller, the Purchaser and the Issuer have agreed to enter into this Agreement, pursuant to which the Purchaser shall purchase from the Seller, and the Seller shall sell to the Purchaser, on the terms and subject to the conditions of this Agreement, the Purchased Shares.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Seller, the Purchaser and the Issuer hereby agree as follows:

1.            PURCHASE AND SALE.  Subject to the consummation of the Contribution and the Subscription, and immediately prior to the effectiveness of the Merger, the Purchaser hereby agrees to purchase, and the Seller agrees to sell to the Purchaser, a number of shares of Common Stock equal to 7.5% of the fully diluted outstanding shares of Common Stock on the date hereof (after giving effect to the Contribution including, for the avoidance of doubt, the issuance of the Purchased Shares) (the “Purchased Shares”) for an aggregate purchase price of $150,000,000, payable on the date hereof by wire transfer of immediately available funds to an account designated in writing by the Seller. Upon receipt by the Seller of payment for the Purchased Shares, the Seller shall transfer to the Purchaser the Purchased Shares in accordance with this Agreement and the Merger Agreement.  The Purchaser agrees that the Purchased Shares shall be subject to the restrictions on transfer set forth in Section 6(b) of this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer represents and warrants to the Seller and the Purchaser as follows:

(a)          The Issuer is duly organized and validly existing under the Laws of the state of Delaware.

(b)          The Issuer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Issuer has duly authorized all requisite corporate action with respect to this Agreement and the consummation of the transactions contemplated hereby and, when executed and delivered by the Purchaser and the Seller, this Agreement will constitute the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

(c)          The Purchased Shares, when issued to the Seller in accordance with the provisions of the Separation Agreement, will be duly authorized and validly issued by the Issuer, and will represent fully paid and nonassessable shares of the Issuer without preemptive or other similar rights, free and clear of any liens or other encumbrances.

(d)          No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Issuer to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Issuer’s ability to consummate the transactions contemplated by this Agreement.

(e)          Neither the execution and delivery of this Agreement by the Issuer nor the consummation of any of the transactions contemplated hereby will violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (i) contract to which the Issuer is a party or (ii) applicable Laws to which the Issuer is subject, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Issuer’s ability to consummate the transactions contemplated by this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Issuer and the Purchaser as follows:

(a)          The Seller holds and has good, valid and marketable title to the Purchased Shares and has the power and authority to transfer and deliver to the Purchaser the Purchased Shares, free and clear of any liens or other encumbrances (other than restrictions pursuant to the terms of this Agreement) and is the record owner thereof.  Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Purchased Shares, upon receipt by the Seller of the consideration deliverable to the Seller pursuant to Section 1, good, valid and marketable title to the Purchased Shares will pass to the Purchaser, free and clear of any liens or other encumbrances (other than restrictions pursuant to the terms of this Agreement).

(b)          The Seller has the requisite corporate or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or similar action.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).  The Seller is a validly existing entity under the Laws of Delaware.

(c)          No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Seller to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.

(d)          Neither the execution and delivery of this Agreement by the Seller nor the consummation of any of the transactions contemplated hereby will violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (i) contract to which the Seller is a party or (ii) applicable Laws to which the Seller is subject, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller and the Issuer as follows:

(a)          The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is acquiring the Purchased Shares for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Purchased Shares, except pursuant to sales registered or exempt from registration under the Securities Act.

(b)          The Purchaser acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares. The Purchaser has had an opportunity to ask questions and receive answers from the Issuer regarding the business, properties, prospects and financial condition of the Issuer.

(c)          The Purchaser understands and acknowledges that the Purchased Shares will be “restricted securities” under the U.S. federal securities Laws, as they have been acquired by the Seller from the Issuer in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(d)          The Purchaser has the requisite corporate or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or similar action.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).  The Purchaser is a validly existing entity under the Laws of the jurisdiction of its incorporation or formation.

(e)          No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Purchaser to execute and deliver this Agreement and to perform its obligations hereunder, except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(f)          Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of any of the transactions contemplated hereby will (i) cause Purchaser to become the beneficial owner of greater than 9.9% of the issued and outstanding Common Stock or (ii) violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (x) contract to which the Purchaser is a party or (y) applicable Laws to which the Purchaser is subject, in the case of clauses (ii)(x) and (ii)(y), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.	PURCHASER ACKNOWLEDGMENTS.

The Purchaser further acknowledges the following as of the date hereof:

(a)          The offer and sale to the Purchaser of the Purchased Shares have not been registered under the Securities Act nor qualified under any U.S. state securities Laws.

(b)          Each security representing any Purchased Share and all Purchased Shares (unless registered under the Securities Act) shall include a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

6.	PURCHASER COVENANTS.

(a)          The Purchaser shall not offer, sell, assign or otherwise transfer any portion of the Purchased Shares except in accordance with an exemption from registration, including under Rule 144 under the Securities Act.

(b)          Until the date that is the two‑year anniversary of the date hereof (the “Lock-Up Period”), the Purchaser will not (i) Transfer any Purchased Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Purchased Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a‑1(h) under the Exchange Act, with respect to any of the Purchased Shares. Notwithstanding the foregoing, the Purchaser shall be permitted to Transfer any portion or all of the Purchased Shares at any time under the following circumstances:

(i)          Transfers to any third party with the prior written consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned); provided that such third party shall be required to agree in writing to be bound by the covenants of Purchaser set forth in this Section 6 as though made by such third party;

(ii)         Transfers in connection with (A) any third party tender or exchange offer involving the Common Stock that has been approved by the Board of Directors of the Issuer or (B) any tender or exchange offer by the Issuer (and, for the avoidance of doubt, if the Purchaser does Transfer Purchased Shares to a third party in connection with such tender or exchange offer, the restrictions set forth in this Section 6(b) shall not apply to such third party with respect to such Purchased Shares); or

(iii)        Transfers that have been approved in writing in advance by the Issuer (and, for the avoidance of doubt, if the Purchaser does Transfer Purchased Shares to a third party with such approval, the restrictions set forth in this Section 6(b) shall not apply to such third party with respect to such Purchased Shares).

7.            LISTING.  The Issuer will use commercially reasonable efforts to (i) procure, at its sole expense, following the expiration of the Lock-Up Period, the listing of such Purchased Shares issuable pursuant to this Agreement on all principal stock exchanges on which shares of Common Stock are then listed or traded and (ii) maintain such listings of the Purchased Shares for so long as shares of Common Stock are so listed or traded.

8.	INTERPRETATION OF THIS AGREEMENT.

(a)          Terms Defined.  As used in this Agreement, the following terms have the respective meanings set forth below:

“Common Stock” means the Issuer’s common stock, par value $0.01 per share.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person.  The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

(b)          Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person.

(c)          Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  EACH OF THE PARTIES HERETO AGREES (A) TO SUBMIT TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE STATE OR FEDERAL COURTS IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (B) THAT NON-EXCLUSIVE JURISDICTION AND VENUE SHALL LIE IN THE STATE OR FEDERAL COURTS IN THE STATE OF NEW YORK, AND (C) THAT NOTICE MAY BE SERVED UPON SUCH PARTY AT THE ADDRESS AND IN THE MANNER SET FORTH FOR SUCH PARTY IN SECTION 9(a) HEREOF.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE TRANSACTION DOCUMENTS (AS DEFINED IN THE MERGER AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)          Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(e)          Construction.  This Agreement has been freely and fairly negotiated between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  The words “include”, “includes”, and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

9.	MISCELLANEOUS.

(a)          Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized next day courier service, in each case with a copy sent concurrently by e-mail.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Issuer, to:

Revelyst, Inc.
P.O. Box 1411
Providence, RI 02901
Attention:	Jung Choi, General Counsel & Secretary
Email:	Jung.Choi@revelyst.com

with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com

If to the Seller, to:

Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:	Jason Vanderbrink, CEO Sporting Products; Jeffrey Ehrich, General Counsel & Corporate Secretary (Interim)
Email:	Jason.Vanderbrink@VistaOutdoor.com;
Jeffrey.Ehrich@VistaOutdoor.com

with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com

If to the Purchaser, to:

c/o Czechoslovak Group a.s.
U Rustonky 714/1
186 00 Prague 8
Czech Republic
Attention:	Petr Formánek and Ladislav Štorek
Email:	petr.formanek@czechoslovakgroup.com and
ladislav.storek@czechoslovakgroup.com

with a copy to:

Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
Czech Republic
Attention:	David Kolacek, Nigel Wellings and Alexandra Wilde
Email:	david.kolacek@cliffordchance.com
nigel.wellings@cliffordchance.com and
alexandra.wilde@cliffordchance.com

(b)          Assignment; Successors.  This Agreement is not assignable by any party without the prior written consent of the other parties.  This Agreement and the rights, powers and duties set forth herein will inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.  The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and it will not be construed as conferring any rights on any third party, including any third party beneficiary rights.

(c)          Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties with respect to the matters covered herein.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto.

(d)          Severability.  If any provision of this Agreement or the application of such provision to any Person or circumstance is held to be invalid by any court of competent jurisdiction, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid will not be affected thereby.  Upon such determination that any provision or the application thereof is invalid, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

(e)          Counterparts; Facsimile and PDF Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(f)          Withholding. The parties hereto shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law[; provided that, the parties hereto agree that no withholding or deduction shall be required on the amounts payable pursuant to this Agreement].

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

REVELYST, INC.

Name:
Title:

VISTA OUTDOOR INC.

Name:
Title:

CSG ELEVATE II INC.

Name:
Title:

[Signature Page to Stock Purchase Agreement]